UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CAPTARIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

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(1)	Amount Previously Paid:

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NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 7, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Captaris, Inc. will be held at Captaris’s principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on June 7, 2007. Only shareholders who owned stock at the close of business on the record date, March 30, 2007, can vote at the Annual Meeting or any adjournments of the Annual Meeting that may take place. At the Annual Meeting we will ask you to:

(1) elect three directors to our Board of Directors to serve for terms as more fully described in the accompanying Proxy Statement;

(2) ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for 2007; and

(3) transact any other business properly presented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINATED DIRECTORS DESCRIBED IN THE PROXY STATEMENT AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

All shareholders are cordially invited to attend the Annual Meeting in person.

To ensure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible, even if you plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

By order of the Board of Directors,

Christopher Stanton
Chief Legal Officer, General Counsel and Secretary

April 20, 2007

Please note that attendance at our Annual Meeting will be limited to shareholders who owned stock at the close of business on the record date, or their authorized representatives, and their guests.

CAPTARIS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Captaris, Inc. of proxies for use at the Annual Meeting of Shareholders to be held at Captaris’s principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on June 7, 2007, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. It is expected that this Proxy Statement and accompanying proxy card will be mailed to shareholders on or about April 25, 2007.

Record Date and Outstanding Shares

Only holders of record of Captaris common stock at the close of business on the record date, March 30, 2007, are entitled to notice of and to vote at the Annual Meeting. On that date, 27,419,237 shares of common stock were issued and outstanding.

Revocability of Proxies

If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

•	notifying the Secretary of Captaris in writing before the Annual Meeting;

•	delivering to the Secretary of Captaris before the Annual Meeting a signed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct business. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting.

For the proposal relating to the election of directors (Proposal 1), the nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board. The proposal relating to the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm (Proposal 2) will be adopted if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

Abstentions and broker non-votes will have no effect on the proposals to be voted on at the Annual Meeting because they will not represent votes cast at the Annual Meeting for the purpose of voting on such proposals. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to Proposals 1 and 2.

You are entitled to one vote for each share of common stock you hold. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendations.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation of Proxies

The Board of Directors of Captaris is soliciting the proxies in the form enclosed. David P. Anastasi and Peter Papano, and each or either of them, are named as proxies. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation. We may solicit your proxy by personal interview, mail, electronic mail or telephone. Captaris will pay all costs of solicitation of proxies. In addition, Captaris may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

ELECTION OF DIRECTORS (PROPOSAL 1)

In accordance with the Bylaws of Captaris, the Board of Directors shall be composed of not less than five nor more than ten directors, the specific number set by resolution of the Board. The Board is currently composed of eight directors, divided into three classes as follows: three Class I directors, three Class II directors and two Class III directors. Directors are generally elected for three-year terms that are staggered such that approximately one-third of the directors are elected each year. Generally, one class of directors will be selected each year by our shareholders. Each director will hold office until the election and qualification of his or her successor or upon earlier resignation or removal. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that as nearly as possible each class will consist of an equal number of directors.

This year, the terms of three Class I directors expire. At the Annual Meeting, three Class I directors will be elected to serve three-year terms expiring in 2010.

If elected, each director will serve until the end of his respective term or until his earlier retirement, resignation or removal. Biographical information regarding each of the nominees for the Board of Directors is set forth below. Ages listed are as of March 31, 2007.

The Board of Directors has no reason to believe that the nominees named below will be unable to serve as directors. If, however, any nominee should be unwilling or unable to serve, the persons named as proxies will have discretionary authority to vote for the election of such substitute nominees as may be designated by the Board.

Unless authority to do so is withheld, the persons named as proxies on the accompanying proxy card will vote “FOR” the election of the nominees listed below.

The Board of Directors unanimously recommends a vote “FOR” each nominee.

Nominee for Election of Class I Directors Whose Terms Expire in 2010

ROBERT F. GILB (age 61) has served as a director of Captaris since 1998. He has been the President of Robert F. Gilb Strategic & Business Consulting, L.L.C. since May 1997. From 1992 to 1997, Mr. Gilb held several positions at Microsoft Corporation, including General Manager, Financial Analysis; General Manager,

Finance; and General Manager, Worldwide Business Operations. From 1979 to 1992, Mr. Gilb was an audit partner with Arthur Andersen L.L.P. in Seattle, Washington. In this capacity, he provided services to private and publicly owned companies in a variety of industries, including computer software, biotech, retail and distribution. His primary role was to audit and review financial statements for compliance with SEC reporting rules and generally accepted accounting principles. Mr. Gilb also provided services in connection with mergers and acquisitions and business process reengineering. Mr. Gilb is an Associate Trustee to the Pacific Science Center in Seattle. Mr. Gilb has a B.S. degree in accounting from California State University, Long Beach.

DANIEL R. LYLE (age 61) has served as a director of Captaris since May 26, 2005. From 1982 to June 2003, Mr. Lyle served as a partner with PricewaterhouseCoopers LLP. During his tenure, he was Managing Partner for the National Retail Practice and Managing Partner for the West Region Retail and Consumer Product Practice. Mr. Lyle’s clients included many of PricewaterhouseCoopers’ largest retail and consumer products companies, and he was involved in numerous mergers, acquisitions and public financing transactions. Since July 2003, Mr. Lyle has served as a director for RedEnvelope, Inc., a specialty gift retailer, and is currently the Chairman of the Audit Committee. Mr. Lyle is also the Chairman of the Audit Committee for Gymboree, Inc., a clothing retailer. Mr. Lyle received a B.A. degree in economics from California State University, Northridge and an M.B.A. degree from the University of California at Los Angeles.

MARK E. SIEFERTSON (age 47) has served as a director of Captaris since April 2005. Mr. Siefertson has accumulated over 20 years of technology architecture, systems design and consulting experience. In 1997, Mr. Siefertson co-founded Diamond Technology Partners, Inc., which was later merged with Cluster Consulting, a leading European consultancy, creating DiamondCluster International, Inc., a global management consulting firm. While with Diamond, Mr. Siefertson served in various positions, including Senior Vice President and Managing Director of the Marketplace Solutions Group, until his retirement from Diamond in June 2001. At Diamond, Mr. Siefertson’s specialty was digital strategy, technology strategy and technology architecture. His project experience included the design and implementation of complex scalable technologies across a broad range of industries. Prior to founding Diamond, Mr. Siefertson was employed in various positions with Technology Solutions Company, IBM and Electronic Data Systems Corp. After his retirement from Diamond, Mr. Siefertson founded Wild Eyed Technology, Inc., a strategy and technology consulting company, and he continues to serve as its President and sole employee.

DIRECTORS CONTINUING IN OFFICE

The following individuals are continuing directors and are not standing for election this year:

Continuing Class II Directors Whose Terms Expire in 2008

BRUCE L. CROCKETT (age 63) has served as a director of Captaris since September 2001 and was elected Chairperson of the Board of Directors in 2003. Mr. Crockett has accumulated 32 years of experience in finance and general management in the banking, aerospace and telecommunications industries. Mr. Crockett has served, since 1996, as Chairman of Crockett Technologies Associates, a strategic consulting firm that provides services to the information technology and communications industries. From 1992 to 1996, he served as President, Chief Executive Officer and a Director of COMSAT Corporation, an international satellite and wireless telecommunications company. Mr. Crockett currently serves as Chairperson of the Board of the mutual funds of the AIM Management Group Inc., an investment company, and as a director of ACE Limited, an insurance company. Mr. Crockett is also a Senior Trustee of the University of Rochester. Mr. Crockett holds an A.B. degree in geography and economics from the University of Rochester, an M.B.A. degree in finance from Columbia University, a B.S. degree in accounting from the University of Maryland and an Honorary J.D. degree from the University of Maryland.

ROBERT L. LOVELY (age 69) has served as a director of Captaris since 1983. He currently serves as President and a director of The Lovely Corporation, a business development and management firm. Mr. Lovely is also a director and treasurer of the Providence St. Peter Foundation. From 1994 to 2000, Mr. Lovely served as Executive Vice President and director of Travel Automation Systems Corporation, a software company. Prior to 1994, Mr. Lovely served as President, Chief Executive Officer and a director of Satellite Information Systems Co.; founder, general manager and director of US Intelco Networks, Inc. (now a part of VeriSign, Inc.); and

founder, manager, Chief Executive Officer and director of Allied Data, a data processing services company. Over the years, Mr. Lovely has started or assisted in starting many privately held companies and has served as a director and officer on boards of a variety of civic and charitable organizations. He holds a B.A. degree in mathematics from Washington State University and an M.B.A. degree from Pacific Lutheran University. He has held a Certificate of Director Education from the NACD Corporate Directors Institute since 2005.

PATRICK J. SWANICK (age 49) has served as a director of Captaris since November 2003. Mr. Swanick spent nearly 26 years in the financial services industry, holding various executive level positions in retail and commercial banking, operations, technology and e-commerce. Mr. Swanick currently serves as Chief Executive Officer of Gila Corporation, a privately held firm specializing in outsourced collections, payment processing and call center services for governmental entities and financial institutions nationwide. From June 1992 until January 2005, Mr. Swanick was employed by KeyCorp, a financial services company based in Cleveland, Ohio. At KeyCorp, he served as President of the Retail Bank, CEO of Key Electronic Services and Vice Chairman of KeyBank, N.A. In various other assignments, Mr. Swanick was KeyCorp’s executive in charge of all Call Centers, ATMs, Retail Operations, Consumer Product Management, Online Banking and Electronic Payments. Prior to his employment with KeyCorp, he was a senior executive with Fidelity Bank and First Fidelity Bancorporation in Philadelphia, Pennsylvania, both now part of Wachovia Corporation. He is a director of Tyfone, Inc., a privately held technology company focused on the mobile payments marketplace. Mr. Swanick also serves as a director of First Partners, Inc., the parent company of Gila Corporation. Mr. Swanick holds a B.S. degree in marketing, with a minor in Spanish, and an M.B.A. degree in management, from Saint Joseph’s University in Philadelphia, Pennsylvania.

Continuing Class III Directors Whose Terms Expire in 2009

DAVID P. ANASTASI (age 50) joined Captaris as President, Chief Executive Officer and a director in November 2000. From May to November 2000, Mr. Anastasi served as President and Chief Executive Officer of Conversational Computing Corporation, a speech recognition technologies company. Prior to that, he was a founder and President and Chief Executive Officer of the Global Chipcard Alliance, a SmartCard consortium, from 1999 to 2000. From 1994 to 1999, Mr. Anastasi served as Vice President and General Manager of the Public Access Solutions & Smart Card Division of U S WEST. Mr. Anastasi currently serves on the Board of Directors of the AeA (formerly known as the “American Electronics Association”). Mr. Anastasi holds a B.S. degree in marketing management from Bentley College and a master’s degree with an emphasis in international management from the University of San Francisco.

THOMAS M. MURNANE (age 60) has served as a director of Captaris since July 2003. From July 1988 until September 2002, Mr. Murnane was a partner with PricewaterhouseCoopers LLP where he served as Director of the firm’s Retail Strategy Consulting Practice and later as Global Director of Marketing and Brand Management for PwC Consulting. Since retiring as a Partner from PricewaterhouseCoopers in October 2002, Mr. Murnane has served on the Boards of Directors and Audit Committees of each of Pacific Sunwear of California, Inc., a specialty apparel retailer, Finlay Enterprises, Inc., a specialty jewelry retailer, and The Pantry, Inc., a convenience store chain, where he is Lead Director. Mr. Murnane serves as the Chairperson of the Governance Committee at Finlay Enterprises, Inc. and The Pantry, Inc. and is on the Executive Committee of the Board of Directors of The Pantry, Inc. In addition, he is a founder and principal of ARC Business Advisors, a consulting firm that advises on merger and acquisition transactions involving retail and apparel companies, and provides research and strategic consulting services to retailers and their suppliers. As a strategy consultant at PricewaterhouseCoopers from 1980 until 1998, Mr. Murnane worked with several well-known retail and consumer products companies, led the development of the business strategy for PwC Consulting and later oversaw the development of the new brand for PwC Consulting, in connection with its intended initial public offering. Mr. Murnane also served on PwC Consulting’s Executive Committee from July 1998 until July 2001. Mr. Murnane holds a B.S.B.A. degree and an M.B.A. degree from The Ohio State University.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between Captaris and each of its directors and has determined that all of the directors, other than Mr. Anastasi, Captaris’s President and Chief Executive Officer, are independent under the Nasdaq corporate governance listing standards.

Board Attendance

During 2006, there were nine meetings of the Board of Directors. Each of our directors attended, during the term of his directorship, at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by each of the committees on which he served.

The Board of Directors has adopted a policy that each director is encouraged to attend Captaris’s regularly scheduled Annual Meeting of Shareholders. All of our directors attended Captaris’s 2006 Annual Meeting of Shareholders.

Committees of the Board of Directors

The Board of Directors has a Compensation Committee, Audit Committee and Governance Committee. The membership of each as of March 15, 2007 is indicated in the table below.

Director	Compensation	Audit	Governance
Bruce L. Crockett	X	X
Robert F. Gilb	X	X
Robert L. Lovely	X	X
Daniel R. Lyle		Chair	X
Thomas M. Murnane	X		Chair
Mark E. Siefertson			X
Patrick J. Swanick	Chair		X

Compensation Committee

Each member of the Compensation Committee is an independent director under Nasdaq listing standards. The primary function of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of Captaris’s Chief Executive Officer and other executives, employees and directors who are not employees of Captaris, and relating to Captaris’s retirement, welfare and other benefit plans. The Compensation Committee is also responsible for performing other related duties set forth in its charter, which is posted on Captaris’s website at http://www.captaris.com under the “Corporate — Corporate Governance” section. The Compensation Committee, when appropriate, may delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee, the Board or Captaris officers. Additionally, the Compensation Committee, in its sole discretion, may retain independent counsel, accounting and other professionals without seeking approval of the Board with respect to the selection, fees and/or retention terms for these advisors.

The Compensation Committee establishes, and annually reviews, policies regarding executive compensation. With respect to our Chief Executive Officer, each year the Compensation Committee solicits input from the full Board of Directors and, based on that input, develops and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and sets the CEO’s compensation based on this evaluation and other relevant information. The CEO provides the Compensation Committee a performance assessment and recommendation regarding performance goals and compensation for other executive officers. The Compensation Committee reviews this information and the recommendations, as well as other relevant information, and approves the compensation of these officers on an annual basis.

The Chief Executive Officer reports to the Compensation Committee regularly on the results of the evaluations of our executive officers (other than the CEO). In addition to the CEO’s involvement in setting individual performance goals, conducting evaluations and making compensation recommendations for other executive officers, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in setting compensation packages that will enable us to attract and retain key talent.

At least annually, the Compensation Committee also reviews director compensation practices —including and in relation to peer companies — and recommends to the Board of Directors, as appropriate, revisions to our director compensation program. In addition, the Compensation Committee develops, periodically reviews and recommends to the Board director and executive stock ownership guidelines, and provides oversight and recommendations to the Board regarding our welfare and other tax-qualified and nonqualified benefit plans.

The Compensation Committee periodically retains consultants for analysis of our executive and director compensation and comparisons to overall compensation offered by peer companies in our industry and other selected industries, as well as for other project-related work. The Compensation Committee has the sole authority to engage or terminate these consultants, including sole authority to approve fees and other retention terms. In late 2004 and early 2005, the Compensation Committee retained AON Consulting as its independent compensation consultant to advise the Compensation Committee on executive compensation policies and practices, and this advice was considered by the Compensation Committee in establishing 2006 executive compensation packages. The Compensation Committee also engaged Compensation Venture Group as its independent compensation consultant in late 2006 to perform a new peer survey for use in establishing compensation packages for our executive officers in 2007. The compensation consultant reports to the Chair of the Compensation Committee and acts at the direction of the Chair and the Compensation Committee. Captaris management does not direct or oversee the activities of the consulting firm with respect to executive compensation programs.

Minutes of each meeting of the Compensation Committee are prepared by the Compensation Committee Chair or by his designee and sent to each Compensation Committee member and to the full Board of Directors. In addition, the Compensation Committee reports regularly to the Board on any significant matters arising from the Compensation Committee’s work, including awards to top executives and special executive employment, compensation and retirement arrangements. The Compensation Committee held ten meetings in 2006.

Audit Committee

Each member of the Audit Committee is an independent director under Securities and Exchange Commission (SEC) rules and Nasdaq listing standards. The Board of Directors has determined that both Messrs. Lyle and Gilb meet the definition of an “audit committee financial expert” under SEC rules.

The primary functions of the Audit Committee are to represent and assist the Board of Directors with the oversight of:

•	the integrity of Captaris’s financial statements and internal controls;

•	Captaris’s compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the audit function by the independent registered public accounting firm.

The Audit Committee has ultimate authority to select, evaluate and, where appropriate, replace the independent registered public accounting firm, approve all audit engagement fees and terms, and engage outside advisors, including its own counsel and other advisors, as it determines necessary to carry out its duties. The Audit Committee is also responsible for performing other related duties set forth in its written charter, which is posted on Captaris’s website at http://www.captaris.com under the “Corporate — Corporate Governance” section. The Audit Committee held 12 meetings in 2006.

Governance Committee

Each member of the Governance Committee is an independent director under Nasdaq listing standards.

The primary functions of the Governance Committee are to:

•	identify individuals qualified to become members of the Board of Directors;

•	approve and recommend to the Board of Directors director candidates for election to the Board of Directors;

•	develop, update as necessary, and recommend to the Board of Directors corporate governance principles and policies applicable to Captaris; and

•	monitor compliance with such principles and policies.

The Governance Committee is also responsible for performing other related duties set forth in its charter, which is posted on Captaris’s website at http://www.captaris.com under the “Corporate — Corporate Governance” section. The Governance Committee held seven meetings in 2006.

Director Nomination Procedures

The Governance Committee is generally responsible for the identification, review, selection and recommendation to the Board of Directors of candidates for director nominees, including the development of policies and procedures to assist in the performance of these responsibilities. The Governance Committee reviews with the Board the requisite qualifications, skills and characteristics for Board nominees and composition and the specific considerations relating to individual director candidates. Upon the Governance Committee’s recommendations, the Board recommends the director nominees to the shareholders for selection.

Potential director candidates are referred to the Chair of the Governance Committee for consideration by the Governance Committee, which may then recommend the director candidate to the Board of Directors for its consideration, if deemed appropriate. If necessary or desirable in the opinion of the Governance Committee, the Governance Committee will determine appropriate means for seeking additional director candidates, including engagement of outside consultants to assist in the identification of director candidates.

The Governance Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Chair of the Governance Committee, c/o the Secretary of Captaris, providing the candidate’s name, biographical data and other relevant information. Shareholders who intend to nominate a director for election at the 2008 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Secretary of Captaris in the manner described below under the heading “Shareholder Proposals.”

The Governance Committee has recommended to the Board of Directors, and the Board has adopted, the Director Selection Guidelines set out in Exhibit A to the Governance Committee Charter. In accordance with the Director Selection Guidelines, the Governance Committee and the Board, as appropriate, will review the following considerations, among others, in their evaluation of candidates for Board nomination: personal and professional ethics, training, experience and ability at making and overseeing policy in business, government and/or educational sectors, commitment to fulfilling the duties of the Board, commitment to understanding Captaris’s business, commitment to engaging in activities in the best interests of Captaris, independence, diversity, industry knowledge and contacts, financial or accounting expertise, leadership qualities, public company board of director and committee experience and other relevant qualifications. A director candidate’s ability to devote adequate time to Board and committee activities is also considered. The Governance Committee periodically reviews with the Board the appropriate process for and the considerations to be taken in the evaluation of director candidates. In the event there is a vacancy on the Board, the Governance Committee will initiate the effort to identify appropriate director candidates.

Shareholder Communications With the Board of Directors

Shareholders of Captaris may contact the Board of Directors as a group or an individual director by the U.S. postal mail directed to the Chairman of the Board of Directors, c/o the Secretary of Captaris, at 10885 NE 4th Street, Bellevue, WA 98004. Shareholder communications received by the Secretary of Captaris will be promptly forwarded to the specified director addressees or to the full Board, as applicable. Shareholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed.

Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2008 Annual Meeting of Shareholders should follow the procedures specified below under the heading “Shareholder Proposals.” That section outlines the procedures for submission of shareholder proposals for inclusion in Captaris’s proxy statement for the 2008 Annual Meeting of Shareholders and submission of nominations of persons for election to the Board of Directors or proposals for other business to be considered at the 2008 Annual Meeting of Shareholders.

Additional Corporate Governance Information

A link to the following corporate governance materials of Captaris is available on Captaris’s website at http://www.captaris.com. You may access the materials by clicking on the “Corporate” menu and selecting the “Corporate Governance” link. A copy of the materials will be mailed to you upon request to Captaris, Investor Relations, 10885 NE 4th Street, Bellevue, WA 98004:

•	Audit Committee, Compensation Committee and Governance Committee Charters.

•	Code of Business Conduct applicable to all directors, officers and employees of Captaris.

•	Finance Code of Professional Conduct for our Chief Executive Officer and senior financial officers.

If we waive any material provision of our Code of Business Conduct for our directors and officers or our Finance Code of Professional Conduct for our senior financial officers, including the Chief Executive Officer, or substantively change the codes, we will disclose that fact on our website within four business days.

Compensation Committee Interlocks and Insider Board Participation

The Compensation Committee currently consists of Messrs. Crockett, Gilb, Lovely, Murnane and Swanick. None of these Compensation Committee members has served as an officer or employee of Captaris. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership of Captaris common stock as of March 15, 2007 for:

•	our Chief Executive Officer;

•	each of our other named executive officers in the 2006 Summary Compensation Table below;

•	each of our directors;

•	our directors and executive officers as a group; and

•	each person or group that we know of who owns more than 5% of Captaris common stock.

Beneficial ownership is determined in accordance with SEC rules and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 15, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)
Executive Officers and Directors
David P. Anastasi (3)	1,244,681	4.34%
Bruce L. Crockett (4)	75,986	*
Robert F. Gilb (5)	121,825	*
Robert L. Lovely (6)	142,760	*
Daniel R. Lyle (7)	44,063	*
Thomas M. Murnane (8)	75,360	*
Peter Papano (9)	384,645	1.38%
Matthias M. Scheuing (10)	582,250	2.08%
Mark E. Siefertson (11)	25,868	*
Patrick J. Swanick (12)	59,860	*
All directors and current executive officers as a group (10 persons) (13)	2,707,298	9.17%

Other Principal Shareholders
Dimensional Fund Advisors LP (14)	1,955,338	7.12%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

SACC Partners LP (15)	1,400,170	5.10%
11100 Santa Monica Blvd., Suite 800
Los Angeles, CA 90025

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the shareholders named in the table above is Captaris, Inc., 10885 NE 4th Street, Bellevue, WA 98004.
(2)	Based on 27,469,237 outstanding shares as of March 15, 2007.
(3)	Includes 1,222,131 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2007. Also includes an aggregate of 12,000 shares held by Mr. Anastasi’s three minor children. Each child holds 4,000 shares. Also includes 5,650 shares held by the Anastasi Family Trust, of which Mr. Anastasi serves as trustee. Also includes 4,900 shares held by Credit Suisse as custodian for the David P. Anastasi IRA.
(4)	Consists of 73,860 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2007, and 2,126 deferred stock units.

(5)	Includes 97,360 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2007, and 4,465 deferred stock units.
(6)	Includes 85,860 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2007.
(7)	Includes 29,063 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2007.
(8)	Includes 57,860 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2007. Also includes 17,500 shares held by Merrill Lynch as custodian for the Thomas Murnane IRA.
(9)	Consists of 384,645 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2007.
(10)	Includes 572,750 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2007.
(11)	Consists of 25,868 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2007.
(12)	Includes 49,860 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2007.
(13)	Includes 2,601,152 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2007, and 6,592 deferred stock units.
(14)	Information presented is based on a Schedule 13G/A filed on February 9, 2007 by Dimensional Fund Advisors LP (“Dimensional”). According to the Schedule 13G/A, Dimensional is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional reports in the Schedule 13G/A that it possesses investment and/or voting power over the shares listed in the table above that are owned by these investment companies, trusts and accounts.
(15)	Information presented is based on a Schedule 13G filed on September 28, 2006 by SACC Partners, LP (“SACC”), Riley Investment Management, LLC (“RIM”), B. Riley & Co. (“BRC”) and Bryant R. Riley (“Mr. Riley”). According to the Schedule 13G, 1,399,143 of the shares listed in the table above are owned by SACC. Because RIM has sole voting and investment power over SACC’s security holdings and Mr. Riley, in his role as sole manager of RIM, controls its voting and investment decisions, each of SACC, RIM and Mr. Riley may be deemed to have beneficial ownership of the 1,399,143 shares owned of record by SACC. 1,024 of the shares listed in the table above are owned of record by BRC. Mr. Riley, in his role as Chairman of BRC, may be deemed to have beneficial ownership of the 1,024 shares owned of record by BRC. RIM has shares voting and dispositive power over 92,922 of the shares listed in the table above that are owned by advisory clients of RIM.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding Captaris common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or directors under all of our existing equity compensation plans, as of December 31, 2006.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,451,776	(1)	$4.73	(2)	3,343,414	(3)
Equity compensation plans not approved by security holders	2,629,544	(4)	$5.31		—

Total	5,081,320		$5.03		3,343,414

(1)	Includes 40,558 deferred stock units issued to our nonemployee directors under our Nonemployee Director Equity Grant Program and 6,066 deferred stock units relating to cash compensation deferred by certain of our nonemployee directors pursuant to our Deferred Compensation Plan for Non-Employee Directors.
(2)	Calculation excludes shares subject to deferred stock units.
(3)	Represents shares available for grant under the 2006 Equity Incentive Plan.
(4)	Represents shares that would be issued upon exercise of options granted under the 2000 Non-Officer Employee Stock Compensation Plan and upon exercise of options granted to three individuals, the terms of which are described below.

Summary of Equity Compensation Plans Not Approved by Shareholders

2000 Non-Officer Employee Stock Compensation Plan

In connection with the adoption our 2006 Equity Incentive Plan, the Board of Directors determined that the 2000 Non-Officer Employee Stock Compensation Plan (the “2000 Plan”) will not be used for future grants, effective June 8, 2006. As a result, no further awards will be issued under the 2000 Plan, and the 2000 Plan will terminate when all stock options outstanding under the 2000 Plan have been exercised or have terminated, expired or been cancelled according to their terms.

Types of Awards

The only awards under the 2000 Plan have been awards of nonqualified stock options to Captaris employees who are not officers or directors of Captaris.

Corporate Transactions

In the event of a “Corporate Transaction,” unless otherwise provided in the instrument evidencing the option or in an employment or services agreement between a participant and Captaris, each outstanding stock option will be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for an outstanding stock option, then each outstanding stock option will become fully vested and exercisable with respect to 100% of the unvested portion of the stock option. All stock options will terminate and cease to remain outstanding immediately following a Corporate Transaction, except to the extent such stock options are assumed by the successor corporation. Also, in the event of a Corporate Transaction, all shares subject to outstanding stock awards will immediately vest and the forfeiture provisions to which the stock awards are subject will lapse, if and to the same extent that the vesting of outstanding stock options accelerates in connection with a Corporate Transaction. For purposes of the 2000 Plan, a Corporate Transaction means (a) the consummation of any merger or consolidation of

Captaris with or into another corporation or (b) the consummation of any sale, lease, exchange or transfer (other than a transfer of Captaris’s assets to a majority-owned subsidiary of Captaris) in one transaction or a series of related transactions of all or substantially all of Captaris’s outstanding securities or assets.

Nonassignability

During a participant’s lifetime, awards granted under the 2000 Plan may be exercised only by the participant. Awards may not be assigned, pledged or transferred by a participant other than by will or by the applicable laws of descent and distribution. The plan administrator may, however, to the extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended, permit assignment, transfer and exercise and may permit a participant to designate a beneficiary who may exercise the award after the participant’s death.

Non-Plan Grants

David P. Anastasi

On November 15, 2000, Captaris granted David P. Anastasi, President, Chief Executive Officer and director of Captaris, a nonqualified stock option grant outside any of Captaris’s equity incentive plans (the “Non-Plan Grant”). This Non-Plan Grant was an inducement to Mr. Anastasi’s employment. The Non-Plan Grant was for the purchase of 750,000 shares of common stock and vested at a rate of 25% on the first anniversary of the grant date and 2.0833% each month thereafter, such that it was fully vested on November 15, 2004. The exercise price of the Non-Plan Grant is $5.94 per share, equal to 100% of the fair market value of Captaris common stock on the date of grant. Except as expressly provided in the option agreement relating to the Non-Plan Grant, the Non-Plan Grant is subject to the terms and conditions of the 1989 Restated Stock Option Plan (the “1989 Plan”) prior to its amendment and renaming as the 2006 Equity Incentive Plan. The term of the Non-Plan Grant is ten years from the date of grant unless sooner terminated.

In the event of a change in control as a result of which Captaris’s shareholders receive capital stock of another corporation in exchange for their shares of Captaris common stock, the Non-Plan Grant may be converted into an option to purchase shares of the surviving corporation.

As amended on March 11, 2005, the Non-Plan Grant provides that if Mr. Anastasi’s employment or service relationship with Captaris is terminated prior to the expiration of the Non-Plan Grant, the continued exercisability of the Non-Plan Grant will be as follows:

•

if Mr. Anastasi’s employment or service relationship terminates for any reason other than for cause (as such term is defined in the 1989 Plan), he may exercise that portion of the Non-Plan Grant that is exercisable at the time of termination for a period of 12 months after the date of termination;

•

if Mr. Anastasi is terminated by Captaris for cause, the Non-Plan Grant will automatically terminate and Mr. Anastasi will have no further right to purchase any shares pursuant to the Non-Plan Grant; and

•

if Mr. Anastasi dies while he has an employment or service relationship with Captaris or within the 12-month period following termination, the Non-Plan Grant may be exercised within one year after the date of death, to the extent Mr. Anastasi would have been entitled to exercise the Non-Plan Grant.

Payment of the exercise price for the Non-Plan Grant may be made by any of the following means: (a) cash, (b) personal, bank-certified or cashier’s check, (c) tendering shares of Captaris common stock already owned for at least six months that on the day prior to the exercise date have a fair market value equal to the aggregate exercise price of the shares being purchased, or (d) delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to Captaris the amount of sale proceeds necessary to pay the exercise price.

Former Employees

On October 22, 1997, Captaris granted each of two former employees of Captaris a nonqualified stock option outside any of Captaris’s equity incentive plans (the “Non-Plan Grants”). The Non-Plan Grants were an inducement to the former employees’ employment in connection with the acquisition by Captaris of CommercePath. The Non-Plan Grants were each for the purchase of 240,000 shares of Captaris common stock (as adjusted for stock splits) and vested over a three-year period, with full vesting on December 31, 2001. The exercise price for each of the Non-Plan Grants is $7.03 per share (as adjusted for stock splits). The pre-stock split exercise price of $28.09 per share for each of the Non-Plan Grants was equal to 100% of the fair market value of Captaris common stock on the date of grant. The Non-Plan Grants both expire on October 22, 2007. As of December 31, 2006, one former employee had exercised his option with respect to 121,428 shares and the other had exercised his option with respect to 120,000 shares.

In the event of a change in control (including a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Captaris) as a result of which Captaris’s shareholders receive cash, stock or other property in exchange for their shares of Captaris common stock, the Non-Plan Grants will terminate, unless exercised by each of the former employees, as applicable, prior to the consummation of the change in control. In the event of a change in control as a result of which Captaris’s shareholders receive capital stock of another corporation in exchange for their shares of Captaris common stock, the Non-Plan Grants will be converted into an option to purchase shares of the surviving corporation.

The former employees’ employment or service relationship with Captaris ended for reasons other than for cause (as such term is defined in the Non-Plan Grant Letter Agreements) and, accordingly, they are able to continue to exercise the respective Non-Plan Grants on the same terms as if their employment or service relationship with Captaris had not ended.

Payment of the exercise price for the Non-Plan Grants may be made by any of the following means: (a) cash, (b) personal, bank-certified or cashier’s check, (c) tendering shares of Captaris common stock already owned for at least six months that on the day prior to the exercise date have a fair market value equal to the aggregate exercise price of the shares being purchased, or (d) delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to Captaris the amount of sale proceeds necessary to pay the exercise price.

EXECUTIVE OFFICERS

Our executive officers are as follows (ages as of March 31, 2007):

Name	Age	Position	Officer Since
David P. Anastasi	50	President, Chief Executive Officer and Director	2000
Peter Papano	57	Chief Financial Officer and Treasurer	2003
Paul Yantus	45	Executive Vice President Marketing and Product Development	2007

For Mr. Anastasi’s biographical summary, see “Continuing Class III Directors Whose Terms Expire in 2009.”

Mr. Papano joined Captaris in September 2003. Prior to joining Captaris, Mr. Papano served as Chief Financial Officer of Evant, Inc., an enterprise software company, from 2000 to 2003; QRS Corporation, a publicly traded e-commerce company, from 1998 to 2000; and The Dialog Corporation, an electronic information company, from 1991 to 1998. Mr. Papano is a certified public accountant. He holds a B.S. degree in business with an emphasis in finance and an M.B.A. degree in accounting from the University of Colorado.

Mr. Yantus joined Captaris in April 2007. Prior to joining Captaris, Mr. Yantus served as Chief Executive Officer of Scan-Optics from 2005 to 2006. Mr. Yantus also held senior management positions with Espire Marketing from 2003 to 2004, MSX International from 1999 to 2003, Danka from 1997 to 1999, and Lason Systems from 1995 to 1997. Mr. Yantus began his career at Eastman Kodak, where he worked from 1986 to 1995 in a variety of sales and marketing roles. He holds a B.B.A. degree in marketing from Western Michigan University and a post bachelor degree in computer science from Wayne State University.

Matthias M. Scheuing served as our Chief Operating Officer, and was an executive officer, until his departure from Captaris on April 3, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program and Philosophy

Our executive compensation programs have been designed to ensure that the executive officers’ total compensation is closely aligned with our business objectives and financial performance, and to enable us to attract and retain skilled professionals who contribute to our long-term success. The objectives of our executive compensation programs are as follows:

•	pay competitively to attract, retain, develop and motivate a highly competent executive team;

•	provide market-based incentive programs that link corporate performance and total executive compensation; and

•

align executives’ financial interests with the creation of shareholder value by providing long-term incentive plans subject to vesting over time and/or performance-based incentives tied to meaningful and quantifiable performance metrics.

We have designed our compensation program to reward our executive officers’ measurable accomplishments toward the creation of shareholder value and the sustainability of our company in the marketplace. To this end, a significant portion of our executive compensation packages is comprised of variable pay in the form of annual bonuses, which are dependent on the achievement of company performance objectives, and long-term equity-based compensation that is dependent on achievement of individual objectives.

Components of Compensation

Our executive compensation program consists of three primary components: base salary, an annual cash bonus opportunity and long-term equity-based incentive awards. We pay base salaries to remain competitive in the marketplace and to attract and retain talented executives. Base salaries are established assuming an acceptable level of individual performance and provide our executives with a steady cash payment. We have established an annual cash-based incentive compensation program with payouts contingent on the attainment of measurable financial and strategic company goals so that a significant portion of our executive officers’ annual cash compensation is at risk. Through grants of long-term equity-based awards, we seek to enable executives to develop and maintain a significant long-term equity interest in Captaris common stock, align our executive officers’ actions with our shareholders’ interests and create a retention incentive for our executives to continue their employment with us.

We believe it is necessary to provide these three elements of compensation — base salary, annual incentive and long-term equity-based incentive awards — to compete for and retain executive talent in an increasingly competitive marketplace.

Determination of Compensation

Total Compensation

In establishing each executive officer’s total compensation package, we consider:

•	the compensation packages of executive officers in similar positions at a comparable group of peer companies; and

•	the experience and contribution levels of the individual executive officer.

Each element of compensation is compared with that of the peer companies for each executive position, and total compensation (the combined value of base salary, annual incentive, and long-term incentive awards) is also assessed.

In late 2004, the Compensation Committee retained an independent compensation consultant to advise the Compensation Committee on executive compensation policies and practices. This advice, including a peer group analysis and data provided by the 2004 Radford Executive Survey, was provided to the Compensation Committee in early 2005 and was considered by the Compensation Committee in establishing executive compensation packages for 2006. The peer group used for purposes of analyzing the compensation of the executive officers developed with assistance from our independent compensation consultant includes firms that have annual revenues of $50 million to $300 million and are in an industry sector consistent with our business, such as hardware, software and related computer technology. These criteria resulted in a group of 20 peer companies against which Captaris’s compensation program for executives was compared. These companies are:

Open Text Corporation	Intervoice	BroadVision, Inc.
Informatica Corporation	InterNAP Networks	Bottomline Technologies
Hummingbird Ltd.	F5 Networks	Vitria Corporation
Ascential Software Corporation	Actuate Corporation	WatchGuard Technologies
Stellent, Inc.	TeleCommunications Systems, Inc.	MetaSolv, Inc.
Captiva Software Corporation	Datastream Systems, Inc.	Docucorp International, Inc.
Verint Systems	Mobius Management Systems

With respect to long-term equity-based incentive awards, we also consider the amount and value of stock options currently held by the executive officers when determining new grants. Our focus is on compensating executives for their individual performances and their expected future contributions to Captaris.

The Compensation Committee engaged an independent compensation consultant to perform a new peer survey in late 2006 that will be used in establishing compensation packages for our executive officers in 2007.

Base Salaries

Individual base salaries are determined through a subjective evaluation of individual performance levels and contributions to our business objectives, as well as objective comparisons to peer data for similar positions in the technology marketplace where we compete. We target base salaries at the median of market levels among the peer companies we review. In 2006, base salaries increased by 2.7%, 3.4% and 7.8% for each of David P. Anastasi, Matthias M. Scheuing and Peter Papano, respectively. These salary increases were reflective of each individual executive’s contributions to Captaris, resulting in our improved financial and operational performance.

Annual Cash Incentive Compensation

To further align cash incentive awards for our executive leadership team with the creation of shareholder value, our executive officers participated in the 2006 Incentive Plan that also covered other specified senior management of Captaris. The 2006 Incentive Plan provides cash bonuses, payable in 2007, based on the achievement of measurable quarterly and annual goals relating to our 2006 performance. The 2006 Incentive Plan has two components:

•	an objective component based on company financial performance, which accounts for 70% of the possible cash bonus payout at target; and

•	a subjective component based on performance against several agreed upon strategic initiatives, which accounts for 30% of the possible cash bonus payout at target.

The first component of the 2006 Incentive Plan links cash bonus payouts to the achievement of weighted performance goals related to revenue (50%) and operating income (50%). Sixty percent of the funds available under this component are based on the achievement of annual goals and 40% are based on the achievement of equally weighted quarterly goals. We chose goals related to revenue and operating income as the performance goals because we believe these financial measures are the most indicative of shareholder value creation.

Depending on achievement of the annual and quarterly revenue goals, participants were eligible to receive between 0% and 200% of the target bonus amount for each period. Similarly, depending on the achievement of the annual and quarterly operating income goals, participants were eligible to receive between 0% and 250% of the target bonus amount for each period. The chart below shows the target, threshold and maximum goal amounts for revenue and operating income by quarter and annually.

		Full Year	Q1 2006	Q2 2006	Q3 2006	Q4 2006
	Target	$95,409,000	$20,422,000	$22,993,000	$24,182,000	$27,812,000
Revenue	Threshold	86,379,000	18,176,000	20,441,000	21,619,000	25,225,000
	Maximum	103,080,000	22,975,000	25,546,000	26,746,000	30,371,000

	Target	$1,237,000	$(1,811,000)	$(742,000)	$752,000	$3,037,000
Operating Income	Threshold	0	(2,483,000)	(1,414,000)	80,000	2,365,000
	Maximum	5,717,000	(19,000)	1,050,000	2,544,000	4,829,000

Actual results for each quarter and the year were compared against the target goals for revenue and operating income to determine the amount to be paid under the 2006 Incentive Plan as follows:

•

Achievement Below Target. If our revenue and operating income results for the annual or a quarterly period were below the target goals, but not below the threshold goals, for the period, the bonus payout for the period would decrease in an approximately linear fashion from the target. If results were below the threshold goals for a period, then there would be no payout for that period.

•

Achievement At Target. If our revenue and operating income results for the annual or a quarterly period matched the target goals for the period, the bonus payout for the period would be 100% of the target bonus payable for the period.

•

Achievement Above Target. If our revenue and operating income results for the annual or a quarterly period exceeded the target goals for the period, the bonus payout for the period would increase in an approximately linear fashion from the target to the maximum bonus payable for the period. There was no additional increase in the bonus payout for any period if results exceeded the maximum goals for the period.

The 2006 Incentive Plan does not call for any discretionary award changes under this objective component absent attainment of the specified performance goals. We do not have a formal policy for recovery or adjustment of awards under this objective component of the 2006 Incentive Plan in the event the performance goals on which payouts are based are restated or otherwise adjusted in a manner that would reduce the size of the payouts. However, if such a situation occurs at a future date, the Compensation Committee reserves the right to re-evaluate the affected payouts and take any actions it deems necessary.

The second component of the 2006 Incentive Plan links the payout to the achievement of performance goals related to strategic initiatives. These include: (1) quality, cost and service measures for projects to improve mission critical technology and operational infrastructure and (2) strategic efforts designed to grow our company through investments, strategic alliances and acquisitions that would have the effect of adding shareholder value. The Compensation Committee and the full Board of Directors each received updates and briefings at every regularly scheduled meeting regarding the progress being made on each of the strategic initiatives covered under this component of the 2006 Incentive Plan. Depending on the level of achievement for these goals, participants in the aggregate were eligible to receive between 0% and 200% of the target bonus at the discretion of the Compensation Committee based on its evaluation of progress against these strategic initiatives. The Compensation Committee selected the goals in this component based on the significance of the initiatives to the short- and long-term success of Captaris, the company wide scope of the projects, and the complexity and difficulty of executing the initiatives.

Individual target bonuses under the 2006 Incentive Plan for all components in the aggregate were $180,000, $160,000, and $85,000, and actual payouts under the 2006 Incentive Plan were $223,200, $198,400, and $105,400 for each of David P. Anastasi, Matthias M. Scheuing and Peter Papano, respectively. Individual target bonuses were established by the Compensation Committee based on a percentage of the executive’s base salary, recognizing the relative size and scope of each executive’s responsibility within Captaris.

Long-Term Equity-Based Incentive Awards

We grant long-term equity-based incentive awards to our executive officers, generally in the form of stock options. In determining the size of the grants, we consider the amount and value of stock options currently held, but focus on the executive’s performance during the prior year, and the executive’s likely continued future contributions to Captaris, as well as the executive’s relative position within Captaris. We also consider the value of stock options granted to executives in similar positions at the peer companies described above as determined through the competitive analysis conducted by our compensation consultant.

We generally award stock options to executive officers and other key employees at the time of initial employment, at promotion and at discretionary intervals thereafter (usually on an annual basis). In recent years, the annual grants to our executive officers and other key employees have been at a consistent interval, occurring on or around the beginning of the second quarter. Grants occurring at other times have been for new hires, promotions and discretionary merit-based grants. In 2006, we granted stock options for 182,000 shares, 91,000 shares and 91,000 shares to David P. Anastasi, Matthew M. Scheuing and Peter Papano, respectively. These grants represent 16.4%, 8.2% and 8.2%, respectively, of all equity awards granted in 2006.

The Compensation Committee establishes a fixed annual pool of equity awards to be used throughout the calendar year, taking into account the total number of outstanding shares of Captaris common stock and the total number of outstanding and unexercised stock option grants, among other factors. The Compensation Committee approves all stock options granted to executive officers. The Compensation Committee has delegated authority to our Chief Executive Officer and Chief Financial Officer to approve stock option grants of 10,000 shares or less to employees who are not executive officers. Annual grants to executive officers are approved by the Compensation Committee at a live or telephonic meeting that generally is held in March or April of each year. All stock options are granted with exercise prices equal to the fair market value of Captaris common stock on the date of grant. We do not have any program, plan or practice to time stock option grants in coordination with the release of material nonpublic information, nor did we time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

We have historically issued only stock options to our executive officers and other key employees. However, in 2006, we amended our 1989 Plan (now the 2006 Equity Incentive Plan) to expand the types of awards available for grant to include, in addition to stock options, stock appreciation rights, stock awards, restricted stock, restricted stock units and other stock or cash-based awards. We believe that the ability to provide these other types of awards to executives and directors will give us flexibility in developing equity-based compensation arrangements in the future that are designed to focus individuals on Captaris’s long-term performance and to motive them to work in a way that maximizes shareholder value. In March 2007, the Compensation Committee granted Mr. Anastasi a restricted stock unit award for 100,000 shares of Captaris common stock, which will vest in full in a single installment on the fifth anniversary of the grant date. In addition, in April 2007, the Compensation Committee granted Mr. Papano a restricted stock unit award for 10,000 shares of Captaris common stock, which will vest in four equal annual installments from the date of grant. The awards, which are in addition to Messrs. Anastasi’s and Papano’s stock option awards, are intended primarily to create a stronger retention incentive for the executives to continue their employment with us. In the future, we may grant awards such as restricted stock units, to other executives, which may be in addition to or in lieu of stock options.

Severance and Change in Control

We provide severance pay provisions and change-in-control agreements for our executive officers, which are more fully described in this Proxy Statement under “Executive Compensation — Potential Payments Upon Termination or Change in Control.” In establishing these benefits, we conducted a peer analysis using the peer companies identified above to determine what other companies provide their executive officers in the form of severance and change-in-control protection and the amount of payments that are customary and reasonable in our industry. Based on our review of the peer group of companies listed above, we believe that providing severance benefits to executive officers is customary for our industry and allows us to remain competitive with other companies. In addition, given the fast-paced industry we are in, providing severance benefits instead of entering into employment agreements with executive officers gives us more flexibility to make changes in our executive team if necessary. We provide double-trigger change-in-control agreements for our executive officers that entitle them to payment in the event they are terminated within a certain period after a change in control. This approach ensures that executives continue to act in the best interests of shareholders even though they are at risk of losing their jobs in connection with the change in control. This strategy is particularly important and worthwhile, given the difficulty for a high-level employee to secure a comparable position at another company quickly, for Captaris to remain competitive with other companies that routinely offer a similar benefit to their executive officers.

Other Compensation

At their respective hiring dates, our executive officers receive personal time off benefits that are not immediately available to other employees. Our executive officers are also eligible to participate in benefit plans and defined contribution plans made available to our other employees, including health, disability and life insurance coverage, and 401(k) matching programs.

Determination of Individual Performance Objectives

The executive officers’ achievement of individual performance objectives is a component that we use when determining base salaries and long-term equity-based incentive awards. Every year, the Compensation Committee establishes the individual performance objectives for our Chief Executive Officer. Furthermore, our Chief Executive Officer, together with the Compensation Committee, establishes the individual performance objectives for the other executive officers. Evaluations of the Chief Executive Officer’s achievement of individual performance objectives are conducted by the Chair of the Compensation Committee on a quarterly basis with participation and input from the other Board of Directors members. Evaluations of the other executive officers’ achievements are conducted on a regular basis by the Chief Executive Officer. The Chief Executive Officer reports to the Compensation Committee regularly on the results of the evaluations of the other executive officers.

The 2006 individual performance objectives for David P. Anastasi included growing software license revenue, maintaining and enhancing our market leading products, developing a control conscious corporate culture, executing on infrastructure improvements and assessing opportunities for strategic relationships.

The 2006 individual performance objectives for Matthias M. Scheuing included product performance and efficiency targets, expansion of distribution and market development, product roadmap, releases and research and development deliverables, as well as development of new initiatives such as the development of our strategy to work with multi-function printer device manufacturers and overall strategic partner objectives.

The 2006 individual performance objectives for Peter Papano included providing effective financial planning, reporting and analysis to meet regulatory requirements and to facilitate improvements in our financial results, provide an efficient facilities footprint for our operations, and monitoring our liquidity, capital structure and risk management program.

Role of Executive Officers

In addition to the Chief Executive Officer’s involvement in setting individual performance goals and conducting evaluations of the other executive officers, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in setting compensation packages that will enable us to attract and retain key talent. The Compensation Committee solicits and appreciates input from executive management on compensation related strategies and practices. Additionally, the Compensation Committee utilizes the data and analyses from its independent external compensation consultant and industry surveys to gain a comprehensive view of all related factors affecting its decision making.

Executive Officer and Board Stock Ownership Guidelines

In January 2006, the Board of Directors implemented stock ownership guidelines for its executive officers and independent directors to further align the interests of our executives and board members with those of shareholders. The stock ownership target for the Chief Executive Officer is set at a value equal to three times annual base salary. The stock ownership target for all other executive officers is set at a value equal to annual base salary. For independent directors, stock ownership guidelines are set at a value equal to four times their annual cash retainer. Under these guidelines, executive officers and independent directors are encouraged to increase their ownership of Captaris common stock to meet these ownership requirements within five years of becoming an executive officer or director, or within five years of the adoption of the guidelines, whichever is later. Exact ownership calculations will be adjusted from time to time to reflect changes in base salaries, director retainers and/or the price of Captaris common stock. Shares that count toward these ownership guidelines include:

•	shares of Captaris common stock purchased from us or on the open market;

•	common stock obtained and held through stock option exercises;

•	restricted stock and restricted stock units;

•	deferred stock units; and

•	stock beneficially owned by a spouse and/or minor children or held in family trusts.

Tax Considerations

We consider the impact of tax ramifications when making decisions on executive officer compensation. The two primary considerations are Sections 162(m) and 280G of the Internal Revenue Code of 1986, as amended.

Section 162(m) includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to our Chief Executive Officer and any of our four other highest-paid executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. None of our executive officers received cash compensation in excess of $1 million in 2006. Stock options granted to our executive officers are designed to qualify as performance-based compensation under Section 162(m). The Compensation Committee may determine, however, that one or more awards granted under the 2006 Equity Incentive Plan should not conform to these requirements if, in its judgment, such payments are necessary to achieve our compensation objectives and protect shareholder interests and the benefit of the compensation arrangement for Captaris and the shareholders outweighs the incremental cost to Captaris.

The change-in-control agreements for our executive officers provide that if any portion of any payment under the agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then the payments will be reduced to the highest amount that may be paid to the executive without having any portion of any payment treated as an “excess parachute payment.” However, we may elect, in our sole and absolute discretion, not to apply the reduction if the after-tax value to the executive of the total payments prior to the reduction is greater than the after-tax value to the executive if the total payments are determined taking into account the reduction.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Captaris’s management. Based on the Compensation Committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
of the Board of Directors

Patrick J. Swanick, Chair
Bruce L. Crockett
Robert F. Gilb
Robert L. Lovely
Thomas M. Murnane

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

The following table provides information concerning compensation for services rendered to Captaris in all capacities for the year ended December 31, 2006 by our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officer whose total compensation exceeded $100,000 in 2006 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ( $) (3)	Total ($)
David P. Anastasi	2006	$347,270	$64,645	$223,200	$5,500	$640,615
President and Chief Executive Officer

Matthias M. Scheuing (4)	2006	256,881	28,790	198,400	5,500	489,571
Former Chief Operating Officer

Peter Papano	2006	235,903	28,441	105,400	3,857	373,601
Chief Financial Officer

(1)	The amount reported in this column for each executive represents the dollar amount recognized for financial statement reporting purposes in 2006, determined in accordance with SFAS No. 123(R) (“FAS 123R”), and thus includes amounts from awards granted in, and prior to, 2006. See Note 10 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2006 for the assumptions used in determining the value of such awards.
(2)	Amounts represent compensation earned in 2006 and paid in 2007.
(3)	Amounts represent company 401(k) matching contributions.
(4)	Mr. Scheuing left Captaris, effective April 3, 2007.

2006 Grants of Plan-Based Awards

The following table provides information regarding grants of awards under the 2006 Incentive Plan (a cash bonus plan) and stock options under the 1989 Plan (now the 2006 Equity Incentive Plan) to the Named Executive Officers during the fiscal year ended December 31, 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($)

David P. Anastasi	4/3/2006	$26,031	$180,000	$391,500	182,000	$4.54	$438,420
Matthias M. Scheuing	4/3/2006	23,138	160,000	348,000	91,000	4.54	219,210
Peter Papano	4/3/2006	12,292	85,000	184,875	91,000	4.54	219,210

(1)	Represents the amount that would be paid if threshold quarterly revenue and operating income goals were achieved for the corporate performance component of the 2006 Incentive Plan. It does not include any amounts for the annual revenue and operating income goals as achievement of threshold quarterly goals does not result in achievement of annual goals. It also does not include any amount for the discretionary component of the 2006 Incentive Plan. If some quarterly thresholds for the corporate performance component were not achieved, payout would be less. If no quarterly thresholds were achieved for the corporate performance component and there was no payout under the discretionary component, there would be no payout under the 2006 Incentive Plan.
(2)	The exercise price of the options is equal to the average of the high and low sales prices of Captaris common stock on the date of grant.

2006 Incentive Plan. The 2006 Incentive Plan was an annual cash bonus plan in which participants received a cash award based on the achievement of goals relating to Captaris’s 2006 performance. The 2006 Incentive Plan is discussed in more detail above under “Compensation Discussion and Analysis.”

1989 Plan. The options listed in the table above were granted under the 1989 Plan (now the 2006 Equity Incentive Plan) and vest on a four-year schedule, with 25% of the options becoming exercisable one year after the grant date and an additional 2.0833% becoming exercisable each month thereafter until the options are fully vested four years after the grant date. The options expire ten years from the date of grant, unless cancelled earlier as a result of termination of employment. The treatment of the options in the event of a change in control is described below under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information regarding outstanding stock options held by each Named Executive Officer at 2006 fiscal year end, on December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David P. Anastasi	750,000	—		$5.94	11/15/2010
	22,840	—		3.65	1/22/2012
	—	150,000	(1)	3.19	5/22/2013
	60,000	—		5.52	4/1/2014
	90,000	—		5.53	5/3/2014
	200,000	—		4.10	4/1/2015
	—	182,000	(2)(3)	4.54	4/3/2016

Matthias M. Scheuing	175,000	—		3.65	1/22/2012
	50,000	—		1.80	10/22/2012
	150,000	—		4.86	7/22/2013
	60,000	—		5.52	4/1/2014
	15,000	—		5.53	5/3/2014
	100,000	—		4.10	4/1/2015
	—	91,000	(2)(3)	4.54	4/3/2016
Peter Papano	175,000	—		5.08	9/2/2013
	55,000	—		5.52	4/1/2014
	30,000	—		5.53	5/3/2014
	100,000	—		4.10	4/1/2015
	—	91,000	(2)(3)	4.54	4/3/2016

(1)	Option will vest in full on 5/23/2009, subject to earlier vesting based on Captaris common stock price performance relative to that of the Nasdaq Composite Index. 50,000 shares subject to the option vested on 1/10/2007 and an additional 50,000 shares subject to the option may vest on 1/10/2008, with the remaining unvested portion of the option to vest on 5/23/2009.
(2)	Options will vest at the rate of 25% on 4/3/2007 and 2.0833% per month thereafter ending on 4/3/2010.
(3)	Options granted in 2006 are also disclosed in the 2006 Grants of Plan-Based Awards Table, including the grant date fair value of these options.

2006 Option Exercises

The following table provides information regarding stock option exercises by the Named Executive Officers during the fiscal year ended December 31, 2006.

Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
David P. Anastasi	91,639	$329,725	(1)
Matthias M. Scheuing	—	—
Peter Papano	—	—

(1)	Value realized is equal to the difference between the fair market value of the underlying stock on the date of exercise and the exercise price. The fair market value of the underlying stock is based on the closing price of Captaris common stock on the exercise date and may differ from the actual sales price.

Potential Payments Upon Termination or Change in Control

Change-in-Control Agreements and Severance Pay Plan

In March 2005, we entered into change-in-control agreements with each of our executive officers named in the “2006 Summary Compensation Table” above and adopted a Severance Pay Plan under which the same executive officers are participants. In light of Mr. Scheuing’s departure from Captaris on April 3, 2007, his change-in-control agreement is no longer in effect, but he is entitled to receive the severance benefits under the Severance Pay Plan.

Change-in-Control Agreements

Pursuant to the terms of their respective agreements, for a defined period following a change in control of Captaris, referred to as the “Post-Change-in-Control Period,” each executive officer will continue to be employed in an executive position reasonably commensurate with the most significant position held by the executive officer during the 90-day period immediately preceding the date of the change in control. The Post-Change-in-Control Period is 18 months for Mr. Anastasi and 12 months for Messrs. Scheuing and Papano. During the Post-Change-in-Control Period, the executive officers will be entitled to continued compensation and benefits at levels comparable to pre-change-in-control levels and reimbursement for all reasonable employment expenses.

Change-in-Control Benefits. If at any time during the Post-Change-in-Control Period Captaris terminates an executive officer’s employment without cause, or the executive officer terminates his employment with good reason, the executive officer will be entitled to the following benefits:

•	any accrued but unpaid salary;

•	a pro rata portion of the executive officer’s annual bonus for the year;

•	any compensation previously deferred by the executive officer (together with any accrued interest or earnings);

•	any accrued but unpaid vacation pay;

•

reimbursement of COBRA expenses for the executive officer and his family for a period of 18 months for Mr. Anastasi and a period of 12 months for Messrs. Scheuing and Papano, or until such time as the executive officer obtains new health insurance coverage, whichever occurs first;

•	base salary continuation for a period of 18 months for Mr. Anastasi and a period of 12 months for Messrs. Scheuing and Papano; and

•

one and one-half times the target annual bonus payable for the fiscal year in which the termination occurs for Mr. Anastasi and one times the target annual bonus payable for the fiscal year in which the termination occurs for Messrs. Scheuing and Papano.

In addition, the executive officers will be entitled to immediate vesting of all equity awards granted by Captaris that are outstanding as of the date of the change in control and an extension of the post-termination exercise period of all stock options so that such stock options will be exercisable for a period of one year from the date of termination.

If any payments paid or payable under an executive officer’s change-in-control agreement or otherwise are characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then the payments will be reduced to the highest amount that may be paid to the executive officer without having any portion of any payment treated as an “excess parachute payment.” Captaris may elect, in its sole and absolute discretion, not to apply this reduction if the after-tax value to the executive of the total payments prior to the reduction is greater than the after-tax value to the executive of the total payments after taking into account the reduction.

Definition of Change in Control. Under the change-in-control agreements, “change in control” means any of the following:

•

subject to specified exceptions, consummation of an acquisition by any entity of beneficial ownership of 40% or more of either (1) the then outstanding shares of our common stock or (2) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors;

•

a change in the composition of the Board of Directors during any two-year period such that the individuals who, as of the beginning of such two-year period, constituted the incumbent Board cease for any reason to constitute at least a majority of the Board, other than changes approved by at least two-thirds of the incumbent Board;

•	consummation of a merger or consolidation of Captaris with or into any other company or other entity, excluding, in each case, specified transactions with companies that are related to Captaris;

•

consummation of a statutory share exchange pursuant to which our outstanding shares are acquired or a sale in one transaction, or a series of transactions undertaken with a common purpose, of at least 50% of our outstanding voting securities, excluding, in each case, specified transactions with companies that are related to Captaris; or

•

consummation of a sale, lease, exchange or other transfer in one transaction, or a series of related transactions undertaken with a common purpose of all or substantially all of our assets, excluding, in each case, specified transactions with companies that are related to Captaris.

Definition of Cause. Under the change-in-control agreements, “cause” means the occurrence of one or more of the following events:

•	the executive officer’s willful material misconduct or dishonesty in the performance of, or the willful failure to perform, any material duty under the change-in-control agreement;

•	the executive officer’s willful injury of Captaris or breach of fiduciary duty to Captaris involving personal profit;

•	conviction of the executive officer for violation of a state or federal criminal law involving the commission of a crime against Captaris or any felony;

•

habitual or repeated misuse by the executive officer of alcohol or controlled substances that materially impairs the executive officer’s ability to perform his duties under the change-in-control agreement;

•	any material and willful violation by the executive officer of any provisions of the change-in-control agreement; or

•

any past or present act of the executive officer involving moral turpitude adversely affecting the business, goodwill or reputation of Captaris, or materially and adversely affecting the executive officer’s ability to effectively represent Captaris with the public.

Definition of Good Reason. Under the change-in-control agreements, “good reason” means the occurrence of any of the following events, without the consent of the executive officer:

•

a demotion or other material reduction in the nature or status of the executive officer’s responsibilities as contemplated in the change-in-control agreement, excluding an isolated and inadvertent action not taken in bad faith and which is remedied by Captaris promptly after receipt of notice thereof given by the executive officer; provided that a change in the person or office to which the executive officer reports, without a corresponding reduction in duties, status and responsibilities, resulting primarily from organizational changes incident to a merger or acquisition, will not constitute “good reason”;

•

any failure by Captaris to pay compensation required in the change-in-control agreement, other than an isolated and inadvertent failure not occurring in bad faith and which is remedied by Captaris promptly after receipt of notice thereof given by the executive officer;

•

Captaris’s requiring the executive officer to be based at any office or location that is more than 50 miles from the office or location where the executive officer was based on the date of the change in control; or

•

Captaris’s failure to require any successor to all or substantially all the business and/or assets of Captaris to assume expressly and agree to perform the change-in-control agreement in the same manner and to the same extent that Captaris would be required to perform it if no such succession had taken place.

Severance Pay Plan

The executive officers named in the “2006 Summary Compensation Table” above are covered by our Severance Pay Plan. Pursuant to the Severance Pay Plan, the executive officers will receive severance pay in the event their employment is terminated by Captaris without cause or by themselves for good reason.

Severance Benefits. The severance pay consists of two primary components:

(1) Continuation of base salary for a period of 12 months (provided that any amount not paid by March 15 of the year following termination will be paid in a lump sum on that date); and

(2) A lump-sum payment (payable on the date the executive officer becomes entitled to severance pay under the Severance Pay Plan) equal to the sum of (a) a proportionate share of the executive officer’s target annual bonus payable for the fiscal year in which the executive officer’s employment terminates (based on the number of days worked by the executive officer during such year) and (b) the executive officer’s target annual bonus payable for the fiscal year in which the executive officer’s employment terminates.

The Severance Pay Plan also provides for payment of COBRA expenses for a period of 12 months following termination of employment or until such time as the executive officer obtains new health insurance, whichever occurs first. In addition, Captaris will use commercially reasonable efforts to continue the executive officer’s coverage under Captaris’s life, short-term and long-term disability insurance plans for 12 months following termination of employment or until such time as the executive officer obtains new life, short-term or long-term disability insurance coverage (as applicable), whichever occurs first. If Captaris is unable to continue the executive officer’s life, short-term and long-term disability insurance coverage, or it chooses not to do so, then it will make a lump-sum payment (payable on the date the executive officer becomes entitled to severance pay under the Severance Pay Plan) to the executive officer in an amount equal to 18 months of the monthly premium for coverage under Captaris’s life, short-term and long-term disability insurance plans.

Severance pay will only be paid under the Severance Pay Plan if the executive officer’s employment terminates prior to a change in control of Captaris covered by any change-in-control agreement between the executive officer and Captaris and if the executive officer executes (and does not revoke) a release of claims satisfactory to Captaris.

Definition of Cause. Under the Severance Pay Plan, “cause” means any of the following:

•	the executive officer’s willful misconduct or dishonesty in the performance of, or the willful failure to perform, any of the executive officer’s material duties or obligations to Captaris;

•	the executive officer’s willful injury of Captaris or breach of fiduciary duty to Captaris involving personal profit;

•	conviction of the executive officer for violation of a state or federal criminal law involving the commission of a crime against Captaris or any felony;

•

habitual or repeated misuse by the executive officer of alcohol or controlled substances that materially impairs the executive officer’s ability to perform any of his duties or obligations to Captaris;

•

any material or willful violation by the executive officer of any provisions of the employment agreement or employee intellectual property agreement (if any) between the executive officer and Captaris; or

•

any past or present act by the executive officer involving moral turpitude adversely affecting the business, goodwill or reputation of Captaris, or materially and adversely affecting the executive officer’s ability to effectively represent Captaris with the public.

Definition of Good Reason. Under the Severance Pay Plan, “good reason” means any of the following without the executive officer’s consent:

•

a demotion or other material reduction in the nature or status of the executive officer’s authority, duties or responsibilities with respect to Captaris, excluding an isolated and inadvertent action not taken in bad faith and which is remedied by Captaris promptly after receipt of notice thereof given by the executive officer; provided that a change in the person or office to which the executive officer reports, without a corresponding reduction in title, authority, duties and responsibilities will not constitute good reason;

•

a reduction of at least 5% in the executive officer’s then current base salary or target annual bonus, which reduction is not related to behavior or performance by the executive officer that (i) would constitute cause or (ii) is otherwise below reasonable expectations, other than reductions in which substantially all the executive officers are subject to substantially similar reductions; or

•

Captaris’s requiring the executive officer to be based at any office or location that is more than 50 miles from the office or location where the executive officer was based as of the later of January 1, 2005 or the executive officer’s date of hire.

Equity Incentive Plans

1989 Restated Stock Option Plan

Our 1989 Plan was amended and restated in June 2006 and is now named the 2006 Equity Incentive Plan. However, stock options granted to our executive officers under the 1989 Plan prior its amendment in 2006 are governed by the change-in-control provisions of the 1989 Plan (and not the 2006 Equity Incentive Plan). In the event of a change in control, such as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Captaris, as a result of which Captaris’s shareholders receive cash, stock or other property in exchange for their shares of Captaris common stock, each outstanding stock option under the 1989 Plan will become fully vested and participants will have the right immediately prior to the change in control to exercise their stock options. In the event of a change in control as a result of which Captaris’s shareholders receive capital stock of another corporation in exchange for their shares of Captaris common stock, each outstanding stock option under the 1989 Plan will be converted into an option to purchase shares of the surviving corporation and such converted option will become fully vested and exercisable, unless Captaris and the surviving corporation determine that the stock options will instead be treated as if Captaris’s shareholders had received cash, stock or other property in exchange for their shares of Captaris common stock.

2006 Equity Incentive Plan

Under our 2006 Equity Incentive Plan, unless our Compensation Committee determines otherwise at the time of grant with respect to a particular award or unless otherwise provided in a written employment, services or other agreement with a participant, in the event of a change in control:

•	outstanding awards will be converted, assumed or replaced by a successor company for awards of the successor company; or

•

outstanding awards will become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions will lapse immediately before the company transaction and thereafter the awards will terminate (this alternative will not apply if outstanding awards are converted, assumed or replaced by a successor company).

For purposes of the 2006 Equity Incentive Plan, unless otherwise defined in the instrument evidencing the award or in a written employment, services or other agreement with a participant, with the exception of certain related party transactions, a change in control is defined as:

•	a merger or consolidation with or into another company;

•	a statutory share exchange pursuant to which Captaris’s outstanding shares are acquired or a sale of at least 50% of Captaris’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer of all or substantially all of Captaris’s assets.

David P. Anastasi

The following table describes the estimated incremental compensation upon termination or change in control for David P. Anastasi, our President and Chief Executive Officer, assuming the triggering event had occurred on December 29, 2006 (the last business day of fiscal year 2006). Benefits generally available to all employees are not included in the table. The actual amount of compensation can only be determined at the time of termination or change in control.

Potential Payments Upon Termination or Change in Control	Involuntary (Without Cause) or Good Reason Termination Prior to a Change in Control		Change in Control (5)
Compensation:
Base Salary Continuation	$350,000	(1)	$525,000	(6)
Bonus	$359,014	(2)	$449,014	(7)
Accelerated Stock Options	—		$1,274,860	(8)

Benefits:
COBRA Premiums	$13,849	(3)	$20,774	(9)
Life and Disability Insurance Premiums	$2,390	(4)	—
Total:	$725,253		$2,269,648

(1)	Payable in the course of Captaris’s regularly scheduled payroll over 12 months (provided that any amount not paid by March 15 of the year following termination will be paid in a lump sum on that date).
(2)	Lump-sum payment equal to the sum of (1) a pro rata portion of Mr. Anastasi’s target annual bonus payable for fiscal year 2006 (based on the 363 days worked by Mr. Anastasi during fiscal year 2006) and (2) Mr. Anastasi’s target annual bonus payable for fiscal year 2006.
(3)	Represents estimated COBRA premiums to be paid by Captaris on behalf of Mr. Anastasi for a period of 12 months after termination. Captaris’s obligation to pay Mr. Anastasi’s COBRA premiums will cease at such time as Mr. Anastasi obtains new health insurance coverage or, if earlier, upon the expiration of 12 months.
(4)	Represents estimated life and disability insurance premiums to be paid by Captaris on behalf of Mr. Anastasi for a period of 12 months after termination. Captaris’s obligation to pay Mr. Anastasi’s life and disability insurance premiums will cease at such time as Mr. Anastasi obtains new life and disability insurance or, if earlier, upon the expiration of 12 months. If Captaris is unable to or otherwise elects not to continue coverage under the Captaris life and disability insurance plans, Captaris will pay Mr. Anastasi a lump sum of approximately $3,585 (equal to 18 months of the monthly premium coverage for Captaris’s life and disability insurance plans).
(5)	Except as described in footnote 8 below, amounts shown in this column represent compensation payable under Mr. Anastasi’s change-in-control agreement in the case of involuntary termination without cause or voluntary termination for good reason, in each case in connection with a change in control. Under the change-in-control agreement, if any payments are characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then the payments will be reduced to the highest amount that may be paid to Mr. Anastasi without having any portion of any payment treated as an “excess parachute payment.” Captaris may elect, in its sole and absolute discretion, not to apply this reduction under certain circumstances.
(6)	Payable in the course of Captaris’s regularly scheduled payroll over 18 months.
(7)	Lump-sum payment equal to the sum of (1) a pro rata portion of Mr. Anastasi’s target annual bonus payable for fiscal year 2006 (based on the 363 days worked by Mr. Anastasi during fiscal year 2006) and (2) one and one-half times Mr. Anastasi’s target annual bonus payable for fiscal year 2006.
(8)	Represents the difference between the closing price of Captaris common stock on December 29, 2006 and the exercise price, if any, of the accelerated awards. Under his change in control agreement, upon involuntary (with cause) or good reason termination in connection with a change in control, Mr. Anastasi is entitled to immediate vesting of all equity awards granted by Captaris that are outstanding as of the date of the change in control and an extension of the post-termination exercise period of all such awards that are stock options so that such stock options will be exercisable for a period of one year from the date of termination. All of Mr. Anastasi’s unvested stock options outstanding as of December 29, 2006 were issued under our 1989 Plan prior to its amendment in June 2006 (when it was renamed the 2006 Equity Incentive Plan) and are therefore also subject to the change in control provisions of the 1989 Plan. Under those provisions, upon a change in control, all outstanding stock options will become fully vested and exercisable. Accordingly, the amount shown would be realized upon a change in control whether or not Mr. Anastasi’s employment terminates.
(9)	Represents estimated COBRA premiums to be reimbursed by Captaris for a period of 18 months after termination. Captaris’s obligation to reimburse Mr. Anastasi’s COBRA premiums will cease at such time as Mr. Anastasi obtains new health insurance coverage or, if earlier, upon the expiration of 18 months.

Matthias M. Scheuing

The following table describes the estimated incremental compensation upon termination or change in control for Matthias M. Scheuing, our Chief Operating Officer, until his departure from Captaris on April 3, 2007, assuming the triggering event had occurred on December 29, 2006 (the last business day of fiscal year 2006). Benefits generally available to all employees are not included in the table. See footnote 7 to the table for a description of amounts actually payable to Mr. Scheuing as a result of his termination.

Potential Payments Upon Termination or Change in Control	Involuntary (Without Cause) or Good Reason Termination Prior to a Change in Control (7)		Change in Control (5)
Compensation:
Base Salary Continuation	$259,000	(1)	$259,000	(1)
Bonus	$319,123	(2)	$319,123	(2)
Accelerated Stock Options			$293,930	(6)

Benefits:
COBRA Premiums	$13,849	(3)	$13,849	(3)
Life and Disability Insurance Premiums	$2,390	(4)	—
Total:	$594,362		$885,902

(1)	Payable in the course of Captaris’s regularly scheduled payroll over 12 months (provided that any amount not paid by March 15 of the year following termination will be paid in a lump sum on that date).
(2)	Lump sum payment equal to the sum of (1) a pro rata portion of Mr. Scheuing’s target annual bonus payable for fiscal year 2006 (based on the 363 days worked by Mr. Scheuing during fiscal year 2006) and (2) Mr. Scheuing’s target annual bonus payable for fiscal year 2006.
(3)	Represents estimated COBRA premiums to be paid by Captaris on behalf of Mr. Scheuing for a period of 12 months after termination. Captaris’s obligation to pay Mr. Scheuing’s COBRA premiums will cease at such time as Mr. Scheuing obtains new health insurance coverage or, if earlier, upon the expiration of 12 months.
(4)	Represents estimated life and disability insurance premiums to be paid by Captaris on behalf of Mr. Scheuing for a period of 12 months after termination. Captaris’s obligation to pay Mr. Scheuing’s life and disability insurance premiums will cease at such time as Mr. Scheuing obtains new life and disability insurance or, if earlier, upon the expiration of 12 months. If Captaris is unable to or otherwise elects not to continue coverage under the Captaris life and disability insurance plans, Captaris will pay Mr. Scheuing a lump sum of approximately $3,585 (equal to 18 months of the monthly premium coverage for Captaris’s life and disability insurance plans).
(5)	Except as described in footnote 6 below, amounts shown in this column represent compensation payable under Mr. Scheuing’s change-in-control agreement in the case of involuntary termination without cause or voluntary termination for good reason, in each case in connection with a change in control. Under the change-in-control agreement, if any payments are characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then the payments will be reduced to the highest amount that may be paid to Mr. Scheuing without having any portion of any payment treated as an “excess parachute payment.” Captaris may elect, in its sole and absolute discretion, not to apply this reduction under certain circumstances.
(6)	Represents the difference between the closing price of Captaris common stock on December 29, 2006 and the exercise price, if any, of the accelerated awards. Under his change-in-control agreement, upon involuntary (with cause) or good reason termination in connection with a change in control, Mr. Scheuing is entitled to immediate vesting of all stock options granted by Captaris that are outstanding as of the date of a change in control and an extension of the post-termination exercise period of all such stock options so that such stock options will be exercisable for a period of one year from the date of termination. All of Mr. Scheuing’s unvested stock options outstanding as of December 29, 2006 were issued under our 1989 Plan prior to its amendment in June 2006 (when it was renamed the 2006 Equity Incentive Plan) and are therefore also subject to the change in control provisions of the 1989 Plan. Under those provisions, upon a change in control, all outstanding stock options will become fully vested and exercisable. Accordingly, the amount shown would be realized upon a change in control whether or not Mr. Scheuing’s employment terminates.
(7)	Mr. Scheuing’s employment with Captaris terminated on April 3, 2007 under circumstances that entitled him to benefits under the Severance Pay Plan in accordance these provisions. Mr. Scheuing’s total benefits under the Severance Pay Plan will be approximately $476,006, consisting of $259,000 in base salary continuation, a lump sum amount of $200,767, based on his target annual bonus payable in 2006, $13,849 in COBRA premiums and $2,390 in life and disability insurance premiums.

Peter Papano

The following table describes the estimated incremental compensation upon termination or change in control for Peter Papano, our Chief Financial Officer, assuming the triggering event occurred on December 29, 2006 (the last business day of fiscal year 2006). Benefits generally available to all employees are not included in the table. The actual amount of compensation can only be determined at the time of termination or change in control.

Potential Payments Upon Termination or Change in Control	Involuntary (Without Cause) or Good Reason Termination Prior to a Change in Control		Change in Control (5)
Compensation:
Base Salary Continuation	$241,000	(1)	$241,000	(1)
Bonus	$169,534	(2)	$169,534	(2)
Accelerated Stock Options	—		$293,930	(6)

Benefits:
COBRA Premiums	$13,849	(3)	$13,849	(3)
Life and Disability Insurance Premiums	$2,390	(4)	—
Total:	$426,773		$718,313

(1)	Payable in the course of Captaris’s regularly scheduled payroll over 12 months (provided that any amount not paid by March 15 of the year following termination will be paid in a lump sum on that date).
(2)	Lump-sum payment equal to the sum of (1) a pro rata portion of Mr. Papano’s target annual bonus payable for fiscal year 2006 (based on the 363 days worked by Mr. Papano during fiscal year 2006) and (2) Mr. Papano’s target annual bonus payable for fiscal year 2006.
(3)	Represents estimated COBRA premiums to be paid by Captaris on behalf of Mr. Papano for a period of 12 months after termination. Captaris’s obligation to pay Mr. Papano’s COBRA premiums will cease at such time as Mr. Papano obtains new health insurance coverage or, if earlier, upon the expiration of 12 months.
(4)	Represents estimated life and disability insurance premiums to be paid by Captaris on behalf of Mr. Papano for a period of 12 months after termination. Captaris’s obligation to pay Mr. Papano’s life and disability insurance premiums will cease at such time as Mr. Papano obtains new life and disability insurance or, if earlier, upon the expiration of 12 months. If Captaris is unable to or otherwise elects not to continue coverage under the Captaris life and disability insurance plans, Captaris will pay Mr. Papano a lump sum of approximately $3,585 (equal to 18 months of the monthly premium coverage for Captaris’s life and disability insurance plans).
(5)	Except as described in footnote 6 below, amounts shown in this column represent compensation payable under Mr. Papano’s change-in-control agreement in the case of involuntary termination without cause or voluntary termination for good reason, in each case in connection with a change in control. Under the change-in-control agreement, if any payments are characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then the payments will be reduced to the highest amount that may be paid to Mr. Papano without having any portion of any payment treated as an “excess parachute payment.” Captaris may elect, in its sole and absolute discretion, not to apply this reduction under certain circumstances.
(6)	Represents the difference between the closing price of Captaris common stock on December 29, 2006 and the exercise price, if any, of the accelerated awards. Under his change-in-control agreement, upon involuntary (with cause) or good reason termination in connection with a change in control, Mr. Papano is entitled to immediate vesting of all equity awards granted by Captaris that are outstanding as of the date of a change in control and an extension of the post-termination exercise period of all such awards that are stock options so that such stock options will be exercisable for a period of one year from the date of termination. All of Mr. Papano’s unvested stock options outstanding as of December 29, 2006 were issued under our 1989 Plan prior to its amendment in June 2006 (when it was renamed the 2006 Equity Incentive Plan) and are therefore also subject to the change in control provisions of the 1989 Plan. Under those provisions, upon a change in control, all outstanding stock options will become fully vested and exercisable. Accordingly, the amount shown would be realized upon a change in control whether or not Mr. Papano’s employment terminates.

DIRECTOR COMPENSATION

Board of Directors Compensation

The following table sets forth the annual compensation of Captaris’s nonemployee directors for 2006, which consisted of annual cash retainers, including amounts associated with serving as Chairman of the Board and chair and member of Board committees, and equity awards in the form of deferred stock units and stock options. Employee directors do not receive any separate compensation for their service on the Board.

Director Compensation for Fiscal Year 2006

Name	Fees Earned or Paid in Cash ($) (8)	Stock Awards ($) (9) (11)	Option Awards ($) (10) (11)	Total ($)
Bruce L. Crockett (1)	$55,500	$23,398	$8,168	$87,066
Robert F. Gilb (2)	21,500	37,216	8,168	66,884
Robert L. Lovely (3)	45,250	14,110	8,168	67,528
Daniel R. Lyle (4)	56,250	14,110	8,306	78,666
Thomas M. Murnane (5)	49,750	14,110	8,168	72,028
Mark E. Siefertson (6)	34,000	14,110	7,730	55,840
Patrick J. Swanick (7)	47,500	14,110	8,168	69,778

(1)	Chairman of the Board, member of Audit and Compensation Committees.
(2)	Member of Audit and Compensation Committees.
(3)	Member of Audit and Compensation Committees.
(4)	Chair of Audit Committee, member of Governance Committee.
(5)	Chair of Governance Committee, member of Compensation Committee.
(6)	Member of Governance Committee.
(7)	Chair of Compensation Committee, member of Governance Committee.
(8)	The amounts in this column do not include $9,288 and $23,106 deferred into deferred stock units by Bruce L. Crockett and Robert F. Gilb, respectively, under the Deferred Compensation Plan for Non-Employee Directors. These deferrals resulted in 1,601 deferred stock units for Mr. Crockett and 4,465 deferred stock units for Mr. Gilb. These deferred stock units are reflected in the “Stock Awards” column.
(9)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in 2006, determined in accordance with FAS 123R. See Note 10 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2006 for the assumptions used in determining the value of such awards.
(10)	The amounts in this column reflect the dollar amount recognized for financial reporting purposes in 2006, determined in accordance with FAS 123R, and thus includes amounts from awards granted in and prior to 2006. See Note 10 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2006 for the assumptions used in determining the value of such awards.
(11)	In 2006, each nonemployee director received a stock option award with a grant date fair value of $10,000 and a deferred stock unit award with a grant date fair value of $25,000. In addition, the grant date fair value of the deferred stock units from elective deferral of fees by Bruce L. Crockett and Robert F. Gilb was $9,288 and $23,106, respectively.

Nonemployee Director Compensation Program

Cash Compensation. Each nonemployee director receives a basic annual cash retainer of $31,000, payable in quarterly installments, and is reimbursed for all reasonable expenses incurred in attending meetings of the Board of Directors and committees. Nonemployee directors also received the following additional annual cash retainers for service as Chairman of the Board and chair of a committee, and for committee membership, which amounts are also paid in quarterly installments.

Chairman of the Board and Committee Chairs	Amount ($)
Chairman of the Board	$20,000
Audit Committee	14,000
Compensation Committee	10,000
Governance Committee	10,000

Committee Membership
Audit Committee	9,000
Compensation Committee	6,000
Governance Committee	3,000

Equity Compensation. All nonemployee directors receive automatic deferred stock unit awards and stock option grants under our Nonemployee Director Equity Grant Program (the “Nonemployee Director Program”), which is administered under the terms of our 2006 Equity Incentive Plan.

Deferred Stock Unit Awards. All nonemployee directors receive automatic deferred stock unit awards upon initial election or appointment to the Board of Directors and annually thereafter on the date of the annual meeting of shareholders. The number of deferred stock units is determined by dividing $25,000 by the fair market value of Captaris stock on the date of grant. For this purpose, fair market value for a single trading day is the average of the high and low sale prices for Captaris common stock. The annual grant is not available to a nonemployee director who received an initial grant within six months prior to the date of the next annual grant. The deferred stock unit awards are automatically deferred under our Deferred Compensation Plan for Non-Employee Directors, and vest in full one year after the date of grant. The awards also become fully vested if certain company transactions occur, such as a merger or sale of assets, but continue to be subject to the terms and conditions of the Deferred Compensation Plan for Non-Employee Directors. Each nonemployee director received an award of 5,794 deferred stock units on June 8, 2006, the date of our 2006 annual meeting of shareholders.

Stock Option Awards. All nonemployee directors receive automatic stock option grants upon initial election or appointment to the Board of Directors and annually thereafter on the date of the annual meeting of shareholders. Each stock option is for the purchase of shares of common stock with a FAS 123R fair value of $10,000 on the date of grant. The annual grant is not available to a nonemployee director who received an initial grant within six months prior to the date of the next annual grant. The options have an exercise price equal to the fair market value of Captaris common stock on the date of grant, vest in full one year after the date of grant and expire ten years from the date of grant or, if earlier, 12 months after the director’s termination of service with Captaris, death or total disability. The options also become fully vested in the event of certain company transactions, such as a merger or sale of assets.

Each nonemployee director received a stock option to purchase 4,454 shares on June 8, 2006, the date of our 2006 annual meeting of shareholders. The following table shows the aggregate number of outstanding option awards and deferred stock units, both vested and unvested, held by each nonemployee director at 2006 fiscal year end.

Name	Outstanding Option Awards (#)
Bruce L. Crockett	85,709	(1)
Robert F. Gilb	112,073	(2)
Robert L. Lovely	96,108	(3)
Daniel R. Lyle	39,311	(4)
Thomas M. Murnane	68,108	(5)
Mark E. Siefertson	36,116	(6)
Patrick J. Swanick	60,108	(7)

(1)	Includes 78,314 shares subject to stock options and 7,395 deferred stock units (including deferred stock units from cash deferrals).
(2)	Includes 101,814 shares subject to stock options and 10,259 deferred stock units (including deferred stock units from cash deferrals).
(3)	Includes 90,314 shares subject to stock options and 5,794 deferred stock units.
(4)	Includes 33,517 shares subject to stock options and 5,794 deferred stock units.
(5)	Includes 62,314 shares subject to stock options and 5,794 deferred stock units.
(6)	Includes 30,322 shares subject to stock options and 5,794 deferred stock units.
(7)	Includes 54,314 shares subject to stock options and 5,794 deferred stock units.

Elective Deferral of Cash Compensation. Nonemployee directors may elect to defer from 25% to 100% of their cash compensation for service on the Board of Directors or any committee of the Board into unfunded deferred stock unit accounts under our Deferred Compensation Plan for Nonemployee Directors. Cash compensation deferred will be credited to the nonemployee director’s account as of the date on which it would have been paid had it not been deferred and will be deemed to be invested in shares of our common stock at the closing price of our common stock on the date such amounts are credited to the nonemployee director’s account. Nonemployee directors are fully vested in the portion of their accounts attributable to elective deferrals of cash compensation.

Distributions Under Deferred Compensation Plan for Nonemployee Directors. In general, a nonemployee director’s account balance will be distributed in a lump sum after his or her separation from service and will be distributed in whole shares of our common stock (with cash for any fractional share).

Nonemployee Director Stock Ownership Guidelines. In January 2006, the Board of Directors adopted stock ownership guidelines for its nonemployee directors under which nonemployee directors are required to accumulate over a period of five years from the later of adoption of the guidelines or initial election or nomination to the Board, shares of Captaris common stock equal in value to at least four times the value of the nonemployee director’s basic annual cash retainer. Shares that count toward these guidelines include:

•	shares of Captaris common stock purchased from us or on the open market;

•	common stock obtained and held through stock option exercises;

•	restricted stock and restricted stock units;

•	deferred stock units; and

•	stock beneficially owned by a spouse and/or minor children or held in family trusts.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers are expected to disclose to our Chief Legal Officer the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. A related person transaction is generally defined as any transaction required to be disclosed under Item 404(a) of Regulation S-K, the SEC’s related person transaction disclosure rule.

Any transaction reported to the Chief Legal Officer is reviewed according to the following procedures:

•

If the Chief Legal Officer determines that disclosure of the transaction is not required under the SEC’s related person transaction disclosure rule, the transaction will be deemed approved and will be reported to the Audit Committee.

•

If disclosure is required, the Chief Legal Officer will submit the transaction to the Chair of the Audit Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction. The Chair is authorized to approve or ratify any related person transaction involving an aggregate amount of less than $250,000 or when it would be impracticable to wait for the next Audit Committee meeting to review the transaction.

•	If the transaction is outside the Chair’s authority, the Chair will submit the transaction to the Audit Committee for review and approval or ratification.

When determining whether to approve or ratify a related person transaction, the Chair of the Audit Committee or the Audit Committee, as applicable, will review relevant facts regarding the related person transaction, including:

•	The extent of the related person’s interest in the transaction;

•	Whether the terms are comparable to those generally available in arm’s-length transactions; and

•	Whether the related person transaction is consistent with the best interests of Captaris.

If any related person transaction is not approved or ratified, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of Captaris and its shareholders.

There were no related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K in fiscal year 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Captaris with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that, during fiscal year 2006, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee are independent under applicable SEC rules and Nasdaq listing standards. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements as of and for the fiscal year ended December 31, 2006 and the independent registered public accounting firm’s report thereon. Additionally, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Captaris’s Annual Report on Form 10-K for the fiscal year 2006 for filing with the SEC. Details about the Audit Committee’s purpose, responsibilities and related information are outlined in the Audit Committee Charter, which can be found on Captaris’s website.

Audit Committee
of the Board of Directors

Daniel R. Lyle, Chair
Bruce L. Crockett
Robert F. Gilb
Robert L. Lovely

CHANGE IN INDEPENDENT AUDITORS

On April 19, 2005, we filed a Current Report on Form 8-K with the SEC reporting that on April 13, 2005 (the “Original 8-K”), Deloitte & Touche LLP (“D&T”), which served as our independent registered public accounting firm for the years ended December 31, 2003 and 2004, notified us that it had declined to stand for re-appointment as our independent registered public accounting firm for the year ended December 31, 2005. As we disclosed on an amendment to the Original 8-K filed with the SEC on May 16, 2005 (the “Amended 8-K”), the effective date of D&T’s resignation was May 10, 2005, the date of completion of D&T’s auditing services for Captaris.

The reports of D&T on Captaris’s consolidated financial statements for the years ended December 31, 2003 and December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2003 and 2004 and through May 10, 2005, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

During the fiscal years ended December 31, 2003 and 2004 and through May 10, 2005, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except the following:

1. In connection with D&T’s audit of Captaris’s financial statements for the fiscal year ended December 31, 2003, D&T formally advised our management and Audit Committee of certain deficiencies in the design or operation of our internal control over financial reporting that constituted a material weakness. Such deficiencies included the design of controls and processes surrounding timely reconciliation of accounts and supervision and monitoring of staff who had significant roles in internal control over financial reporting.

2. In October 2004, D&T formally advised our management and Audit Committee that we had material weaknesses in our internal control over financial reporting related to the design of controls surrounding the recording of revenues for sales denominated in foreign currencies, royalty revenues and sales commissions, and change control processes surrounding critical electronic financial systems.

3. In connection with D&T’s audit of our internal control over financial reporting as of December 31, 2004, D&T formally advised our management and Audit Committee that we had material weaknesses in our internal control over financial reporting. These material weaknesses, which are described in our Amended Annual Report on Form 10-K/A filed with the SEC on May 2, 2005 (the “Form 10-K/A”), included: (a) our culture did not establish and promote an environment that resulted in effective internal control over financial reporting and the generation of reliable financial statements; (b) we lacked an adequate entity level risk assessment process to identify and consider the implications of relevant risk; (c) our information systems did not appropriately address the requirements necessary for preparation of timely and accurate financial reports and did not sufficiently support the finance function; and (d) we lacked sufficient and specialized technical accounting personnel. As a result of these material weaknesses, D&T concluded in its attestation report that is included in the Form 10-K/A that we did not maintain effective internal control over financial reporting as of December 31, 2004.

Our management and Audit Committee have discussed the matters described in paragraphs 1 through 3 above with D&T. We have authorized D&T to respond fully to the inquiries of our successor independent registered public accounting firm concerning the matters described in such paragraphs.

We provided D&T with copies of both the Original 8-K and the Amended 8-K and asked D&T to furnish us with letters addressed to the SEC stating whether D&T agreed with the statements made by us and, if not, stating the respects in which it did not agree. D&T furnished such letters to us, indicating to the SEC that it was in agreement with our statements concerning D&T. These letters are filed as Exhibits 16.1 to the Original 8-K and the Amended 8-K.

On June 16, 2005, our Audit Committee engaged Moss Adams LLP to serve as our independent registered public accounting firm for the year ended December 31, 2005. Since January 1, 2003 through June 16, 2005, we did not consult with Moss Adams regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided by Moss Adams that was an important factor we considered in reaching a decision on an accounting, auditing or financial reporting issue, or (b) any matter that was the subject of either a disagreement or a reportable event, as such terms are defined in Items 304(a)(1)(iv) and (v) of Regulation S-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Auditor Fees

The aggregate fees billed for professional services rendered by Moss Adams LLP for fiscal years 2006 and 2005 are as follows:

	2006	2005
Audit Fees (1)	$495,285	$631,746
Audit-Related Fees (2)	1,858	562
Tax Fees (3)	—	22,768
All Other Fees	—	—

Total Fees	$497,143	$655,076

(1)	Audit services billed in 2006 and 2005 consisted of audit of annual financial statements, review of quarterly financial statements, statutory audits, internal control audits required under the Sarbanes-Oxley Act of 2002, consents and other services related to filings with the SEC.
(2)	Audit-related fees billed in 2006 and 2005 consisted of consultation on regulatory and accounting matters.
(3)	Tax services billed in 2005 consisted of tax compliance services. Tax compliance services are services rendered, based on facts already in existence or transactions that have already occurred, to document and compute amounts to be included in tax filings. Such services consisted of federal and state income tax return assistance. Tax services provided by Moss Adams LLP were provided prior to its engagement as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and nonaudit services provided by our independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the independent registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services, must be specifically pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

For 2006, all audit and nonaudit services provided by our independent registered public accounting firm were pre-approved.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Board of Directors unanimously recommends a vote “FOR” this proposal.

The firm of Moss Adams LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our accounts for fiscal years 2006 and 2005. The Audit Committee has appointed Moss Adams LLP to serve as our independent registered public accounting firm to conduct an audit of our accounts for fiscal year 2007.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors has elected to submit the selection of Moss Adams LLP as our independent registered public accounting firm to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Moss Adams LLP, and may retain that firm or another without resubmitting the matter to our shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Captaris and our shareholders.

Representatives of Moss Adams LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in Proxy Statement

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2008 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than December 27, 2007.

Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2008 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our Bylaws. Notice of nominations or other business proposed to be considered by shareholders, complying with Sections 2.6.3 and 3.3.1 of the Bylaws, as applicable, must be received by the Secretary of Captaris no earlier than March 9, 2008 and no later than April 8, 2008. Notices should be sent to the Secretary, Captaris, Inc., 10885 NE 4th Street, Bellevue, WA 98004.

For proposals that are not timely filed, Captaris retains discretion to vote proxies it receives. For such proposals that are timely filed, Captaris retains discretion to vote proxies it receives provided that (a) Captaris includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (b) the proponent does not issue a proxy statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Captaris 2006 Annual Report to Shareholders, which includes the Captaris Annual Report on Form 10-K for the fiscal year ended December 31, 2006, accompanies this Proxy Statement. Additional copies may be obtained from the Secretary of Captaris, at 10885 NE 4th Street, Bellevue, WA 98004.

By Order of the Board of Directors,

Christopher Stanton
Chief Legal Officer, General Counsel and Secretary

April 20, 2007

CAPTARIS, INC.

2007 ANNUAL MEETING OF SHAREHOLDERS

10885 NE 4th Street

Bellevue, WA 98004

Travel Directions From I-405

•	Head toward Bellevue on I-405.

•	Take exit 13A off I-405 and keep to the left to merge west onto NE 4th Street.

•	Turn left onto 110th Avenue NE.

•	Take the first right into the parking garage.

•	Take the elevators marked “PSE Building” to the lobby. From the lobby follow the signs to the 2007 Annual Meeting of Shareholders.

Parking

Parking validation coupons will be available at the meeting.

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPTARIS, INC. The undersigned hereby appoints David P. Anastasi and Peter Papano, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Captaris, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held at Captaris’ principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on Thursday, June, 7, 2007 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (Continued and to be marked, dated and signed, on the other side) Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE You can now access your Captaris, Inc. account online. Access your captaris, Inc. shareholder account online via Investor ServiceDirect® (ISD). Mellon Investor Services LLC, Transfer Agent for Captaris, Inc., now makes it easy and convenient to get current information on your shareholder account. View account status View certificate history View book-entry information View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN Visit us on the web at http://www.melloninvestor.com For Technical Assistance Call 1-877-978-7778 between 9 am-7pm Monday- Friday Eastern Time Investor Service Direct® is a registered trademark of Mellon Investor Services LLC **** TRY IT OUT **** www.melloninvestor.com/isd/ Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. Please Mark Here for Address Change or Comments SEE REVERSE SIDE Proposal 1. ELECTION OF DIRECTORS FOR WITHHELD FOR ALL Proposal 2. RATIFICATION OF APPOINTMENT OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR AGAINST ABSTAIN Class I Nominees (term expiring 2010) 01 Robert F. Gilb 02 Daniel R. Lyle 03 Mark E. Siefertson Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.) Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE You can view the Annual Report and Proxy Statement on the internet at www.captaris.com